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                                 Sub-Item 77(H)
                       Changes in Control of Registrant

Between November 30, 2006 and April 16, 2007 the percentage of shares of the Mastrapasqua Growth Fund owned by Charles Schwab Co Inc. decreased from 68.87% to 0.00% due to the closure of the fund.